                                                                 Exhibit b(4)(d)



                                     INDEX

SECTION                                                    PAGE
---------------------------------------------------------------
ACCELERATED BENEFITS RIDER FOR
COVERED CHRONIC ILLNESS                                    1

BENEFITS
     Accelerated Benefits Amount                           1
     Covered Chronic Illness                               2
     Limitations on Payments for Covered
     Chronic Illness                                       3

GENERAL TERMS
     Election Date                                         4
     Election                                              4
     Legal Requirements                                    4
     Proof of Covered Chronic Illness                      4
     Termination                                           5






                                      -I-
9305(0801)

ACCELERATED BENEFITS RIDER FOR COVERED CHRONIC
-------------------------------------------------------------------------------
ILLNESS

Payment of accelerated Benefits under this rider will be in lieu of Death Benefits otherwise payable under the contract. It is probable that the receipt of Accelerated Benefits will be a taxable event. Please consult your personal tax advisor to determine the tax status of any benefits paid under this rider.


       We, National Life Insurance Company, will pay Accelerated Benefits to the Owner during the lifetime of the Covered Person. Such benefit will be paid:


                1.   upon election by the Owner; and
                2. in lieu of payment of the full Death Benefit of the contract, and
                3.   subject to the terms of this rider.

       The date of issue of this rider is the contract Date of Issue unless a later date is shown below.



BENEFITS
-------------------------------------------------------------------------------

ACCELERATED
BENEFITS AMOUNT

       The Accelerated Benefits Amount (called the Amount in this rider) will be determined as of the Election Date. The following factors may be used in the determination of this Amount:

                1.   the amount available upon surrender of the contract; and
                2.   the amount of the Death Benefit; and
                3.   the Accelerated Benefits Interest Rate in effect; and
                4.   any administrative fee assessed; and
                5. a mortality assumption and discount methodology filed in the state.

       We will declare the Accelerated Benefits Interest Rate. It will not exceed the greater of:

                1. the yield on the 90-day U.S. Treasury Bills on the Election Date; or
                2. the Published Monthly Average for the calendar month ending two months before the calendar month in which the Election Date occurs.

       The Published Monthly Average shall be the Moody's Corporate Bond Yield Average-Monthly Average Corporates, as published by Moody's Investors Service, Inc., or any successor to it. If at any time that Published Monthly Average is no longer published, a substantially similar average, established under the laws of the state where the contract is delivered, shall be used.





                                                 National Life Insurance Company
            One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
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9305(0801)                                                                Page 1

                Only a full acceleration of the Death Benefit will be allowed. The Amount, which will never be less than the surrender value of the contract, will be paid in a lump sum. The Amount must first be applied to pay any debt to us on the contract.

                The contract to which this rider is attached will terminate on the date that the Accelerated Benefits Amount is paid.

                If this rider is attached to a Flexible Premium Variable Annuity, then any money with the variable sub-accounts of that annuity will be transferred to the Money Market Fund on the date a complete Application for Election of Accelerated Benefits is received at our Home Office. The Owner must authorize such transfer on the Application for the Election of Accelerated Benefits form.


        COVERED
        CHRONIC ILLNESS

                Accelerated Benefits can be elected if the Covered Person has a Covered Chronic Illness. A Covered Chronic Illness is an illness or physical condition of the Covered Person such that he or she:

                        1. is unable to perform (without Substantial Assistance from another individual) at least two Activities of Daily Living for a period of at least 90 days due to a loss of functional capacity; or

                        2. requires substantial supervision by another person to protect the Covered Person from threats to health and safety due to his or her own Severe Cognitive Impairment.

                Substantial Assistance means Hands-on Assistance or Standby Assistance. Hands-on Assistance means the physical assistance of another person without which the individual would be unable to perform the Activity of Daily Living. Standby Assistance means the presence of another person within arms reach of the individual that is necessary to prevent, by physical intervention, injury to the individual while he or she is performing an Activity of Daily Living (such as being ready to catch the individual if he or she falls while getting into or out of a bathtub or shower while bathing, or being prepared to remove food from the individual's throat if he or she chokes while eating).



National Life Insurance Company
One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9305(0801)                                                                Page 2

                       The Activities of Daily Living are bathing, continence, dressing, eating, toileting, and transferring.

                       - Bathing means washing oneself by sponge bath, or in a
                         tub or shower, including the task of getting into and out of the tub or shower.

                       - Continence means the ability to maintain control of
                         bowel or bladder function, or when unable to control bowel or bladder function, the ability to perform associated personal hygiene (including caring for a catheter or colostomy bag).

                       - Dressing means putting on and taking off all items of
                         clothing and any necessary braces, fasteners, or artificial limbs.

                       - Eating means feeding oneself by gettng food into the
                         body from a receptacle (such as a plate, cup, or table) or by a feeding tube or intravenously.

                       - Toileting means getting to and from the toilet,
                         getting on and off the toilet, and performing associated personal hygiene.

                       - Transferring means moving into or out of a bed,
                         chair, or wheelchair.


                       The Covered Person is the human being upon whose death the contract's Death Benefit is paid.

                       A Licensed Health Care Practitioner must certify to the 90-day loss of functional capacity within the 12 months immediately preceding the Election Date.

                       A Licensed Health Care Practitioner is a Physician, a registered professional nurse, or a licensed social worker.


           LIMITATIONS ON
           PAYMENTS FOR
           COVERED
           CHRONIC ILLNESS

                      The contract to which this rider is attached must have been in force for five years before the contract's Death Benefit may be accelerated. The Covered Chronic Illness must commence while the contract is in force.


                      If there is a change in the contract's Covered Person, a new five-year deferral period, measured from the date we receive request for the change, must be satisfied before acceleration may occur. The Covered Chronic Illness of the new Covered Person must commence after the date of the request for the change.


                                               National Life Insurance Company
          One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
------------------------------------------------------------------------------
9305(0801)                                                              Page 3

GENERAL TERMS
------------------------------------------------------------------------------

ELECTION DATE



               The Election Date is the date we receive proof of Covered Chronic Illness as defined in this rider.

               If the Covered Person dies after the date a complete Application for Election of Accelerated Benefits is received at our Home Office but prior to the date that the Accelerated Benefits Amount is paid, the contract's Death Benefit will be paid instead of the Accelerated Benefits Amount.

               If withdrawals or premiums are made after the Election Date but prior to the date of the Accelerated Benefits Amount payment, the Amount will be adjusted accordingly.


ELECTION

               To elect Accelerated Benefits the Owner must complete an Application for Election of Accelerated Benefits. We will provide this Application at the Owner's request. The Owner must provide us with the written consent of any collateral assignee and any irrevocable beneficiaries. We may request that the contract accompany the application to our Home Office.

LEGAL
REQUIREMENTS

               If the Owner is required by law to elect Accelerated Benefits to meet the claims of creditors, whether in bankruptcy or otherwise, Accelerated Benefits will not be available.

               If the Owner is required by a government agency to elect Accelerated Benefits to apply for, obtain, or keep a government benefit or entitlement, Accelerated Benefits will not be available.

PROOF OF
COVERED
CHRONIC ILLNESS

               We must receive written proof satisfactory to us that the Covered Person has a Covered Chronic Illness. Such written proof must include a statement from a Physician or Licensed Health Care Practitioner, other than the Covered Person or a member of the Covered Person's immediate family, affirming that the Covered Person has a Covered Chronic Illness.

               We have the right to have the Covered Person examined by a physician of our own choice when and as often as we may reasonably require while an election of Accelerated Benefits is pending. Such examinations will be made at our expense.



National Life Insurance Company
One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
------------------------------------------------------------------------------
9305(0801)                                                              Page 4

TERMINATION

               This rider shall terminate on the earliest of:

                  1. the date the contract to which this rider is attached
                     terminates; or

                  2. the date the contract to which this rider is attached is annuitized; or

                  3. the date that the Covered Person changes to a person
                     whose age nearest birthday as of the contract's Date of Issue is older than age 75; or

                  4. the date we receive the Owner's written request to
                     terminate this rider.

Signed for National Life Insurance Company at Montpelier, Vermont, as of the date of issue, by




   [SIG]

Chairman of the Board
        and
Chief Executive Officer

Rider date of issue if different from contract Date of Issue:
                                                             ------------------









                                               National Life Insurance Company
          One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
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9305(0801)                                                              Page 5